Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS A 33.3% INCREASE IN EPS TO $0.28 FOR THE THIRD QUARTER

ROCKAWAY, NEW JERSEY – October 27, 2016 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 38.5% increase in net income to $1.3 million, or $0.28 per basic and diluted common share, for the quarter ended September 30, 2016 as compared to $951 thousand, or $0.21 per basic and diluted share, for the same period last year. Also, the Company announced a 43.5% increase in net income to $4.0 million, or $0.87 per basic and $0.86 per diluted share, for the nine months ended September 30, 2016 as compared to $2.8 million or $0.61 per basic and diluted share for the same period last year. The improvement for the third quarter of 2016 as compared to the same period last year was mostly driven by a 24.9% increase in net interest income on a fully tax equivalent basis as a result of strong growth in average loans and deposits, which increased $165.2 million, or 33.9%, and $115.9 million, or 23.3%, respectively. The aforementioned increase in net interest income was partly offset by higher provision for loan losses due to loan growth and an increase in income tax expense.

“I am pleased to report that we produced another quarter of strong financial performance for Sussex Bancorp. These results continue to be driven by our dedicated employees that helped our principal business lines achieve outstanding growth. This growth resulted in an impressive 24.9% increase net interest income on a fully tax equivalent basis and helped improve our margin 3 basis points on a linked quarter basis,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. Mr. Labozzetta also stated, “we had exceptional growth in deposits, but even more noteworthy is the pace of growth in our noninterest bearing demand accounts, which grew 28% over last year and have a three year compounded annual growth rate 29%.”

Mr. Labozzetta also added, “it is wonderful that the efforts of our Team has led to Sussex Bank being recognized as one of the 50 Fastest Growing Companies in New Jersey by NJBIZ during the third quarter.”

Declaration of Quarterly Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share, which is payable on November 23, 2016 to common shareholders of record as of the close of business on November 9, 2016.

Financial Performance

Net Income. For the quarter ended September 30, 2016, the Company reported net income of $1.3 million, or $0.28 per basic and diluted share, as compared to net income of $951 thousand, or $0.21 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended September 30, 2016 was driven by an $1.3 million, or 24.9%, increase in net interest income on a fully tax equivalent basis resulting from strong loan and deposit growth. The aforementioned was partly offset by an increase in provision for loan losses of $457 thousand due to loan growth and an increase in income taxes due to earnings growth and a higher effective tax rate. In addition, non-interest expenses increased 5.4% mostly due to costs attributed to support the Company’s growth.

Income before income taxes increased $672 thousand, or 51.1%, to $2.0 million for the quarter ended September 30, 2016 as compared to $1.3 million for the same period last year. The Company’s income before income taxes, excluding Tri-State Insurance Agency’s (“Tri-State”), increased $682 thousand, or 58.4%, to $1.8 million for the three months ended September 30, 2016 as compared to $1.2 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the quarter ended September 30, 2016 decreased $10 thousand, or 5.4%, to $164 thousand as compared to the same period last year.

For the nine months ended September 30, 2016, the Company reported a 43.5% increase in net income to $4.0 million, or $0.87 per basic and $0.86 per diluted share as compared to net income of $2.8 million, or $0.61 per basic and diluted share, for the same period last year. The increase in net income for the nine months ended September 30, 2016 was largely due to increases in net interest income on a fully tax equivalent basis of $3.0 million, or 19.8%, and non-interest income of $1.1 million, or 21.1%, which were partially offset by an increase in non-interest expenses of $1.5 million, or 9.8%, and a $548 thousand increase in provision for loan losses. The increase in non-interest expense was largely due to increases in salaries and employee benefits, mostly due to an increase in personnel to support our growth and higher incentive and commission costs related to the Bank’s and Tri-State’s performance, and data processing costs largely resulting from outsourcing of core processing systems.

Income before income taxes increased $2.0 million, or 51.4%, to $6.0 million for the nine months ended September 30, 2016 as compared to $4.0 million for the same period last year. Tri-State’s contribution to the Company’s income before income taxes for the nine months ended September 30, 2016 increased $502 thousand, or 83.4%, to $1.1 million as compared to $602 thousand for the same period last year. The growth was driven by an increase in Tri-State’s commissions and fees that was largely due to an increase in commissions of $496 thousand, or 25.6%, and contingency fee income of $418 thousand, or 124.7%. The aforementioned was partly offset by an increase in non-interest expense of $516 thousand, or 22.8%. The Company’s income before income taxes, excluding Tri-State, increased $1.5 million, or 45.7%, to $4.9 million for the nine months ended September 30, 2016 as compared to the same period last year.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $1.3 million, or 24.9%, to $6.5 million for the third quarter of 2016, as compared to $5.2 million for the same period in 2015. The increase in net interest income was largely due to a $167.9 million, or 28.1%, increase in average interest earning assets, principally loans receivable, which increased $165.2 million, or 33.9%. The improvement in net interest income was partly offset by a decline in the net interest margin of 9 basis points to 3.34% for the third quarter of 2016, as compared to the same period in 2015. The decline in the net interest margin was mostly attributed to a 15 basis point decrease in the average rate earned on loans, which is mostly due to loan growth and loan repricing in a low rate environment. Also included in the net interest margin decrease is a 6 basis point increase in the average rate on interest bearing deposits, which was primarily due to an increase in wholesale funding.

Net interest income on a fully tax equivalent basis increased $3.0 million, or 19.8%, to $18.1 million for the first nine months of 2016 as compared to $15.1 million for the same period in 2015. The increase in net interest income was largely due to a $134.4 million, or 23.1%, increase in average interest earning assets, principally loans receivable and the securities portfolio, which increased $128.9 million, or 27.0% and $3.8 million, or 3.9%, respectively. The Company’s net interest margin was 3.37% and 3.47% for the first nine months of 2016 and 2015, respectively. The decline in net interest margin is due to loan growth and loan repricing in a low rate environment along with an increase in the average rate on interest bearing deposits, primarily due to an increase in wholesale funding.

Provision for Loan Losses. Provision for loan losses increased $457 thousand to $458 thousand for the third quarter of 2016, as compared to the same period in 2015.

Provision for loan losses increased $548 thousand, or 108.3%, to $1.1 million thousand for the first nine months of 2016, as compared to $506 thousand for the same period in 2015. The increases for both periods were mostly attributable to the Company’s loan growth.

Non-interest Income. Non-interest income increased $119 thousand, or 7.2%, to $1.8 million for the third quarter of 2016, as compared to the same period last year. The increase was primarily due to higher insurance commissions and fees, which increased $135 thousand, or 14.1%, for the third quarter of 2016 as compared to the same period in 2015.

The Company reported an increase in non-interest income of $1.1 million, or 21.1%, to $6.1 million for the first nine months of 2016 as compared to the same period last year. The increase in non-interest income was largely due to increases in insurance commissions and fees of $1.0 million. The growth in Tri-State’s commissions and fees was largely due to an increase in commissions of $496 thousand, or 25.6%, and contingency fee income of $418 thousand, or 124.7%.

Non-interest Expense. The Company’s non-interest expenses increased $288 thousand, or 5.4%, to $5.7 million for the third quarter of 2016, as compared to the same period last year. The increase for the third quarter of 2016, as compared to the same period in 2015, was largely due to an increase in salaries and employee benefits of $324 thousand. The aforementioned increases were partly offset by declines in expenses and write-downs related to foreclosed real estate and other expenses of $179 thousand and $127 thousand, respectively.

The Company’s non-interest expenses increased $1.5 million, or 9.8%, to $16.9 million for the first nine months of 2016 as compared to the same period last year. The increase for the first nine months of 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $1.2 million, data processing of $375 thousand and furniture and equipment of $119 thousand. The aforementioned increases were partly offset by declines in expenses and write-downs related to foreclosed real estate and other expenses of $159 thousand and $127 thousand, respectively.

The increase in salaries and employee benefits for the third quarter and first nine months of 2016 as compared to the same periods in 2015 was largely due to an increase in personnel to support our growth, including the opening of our Oradell, New Jersey branch in the first quarter of 2016, and higher incentive and commission costs related to the Bank’s and Tri-State’s performance. The aforementioned increases were partly offset by the elimination of our in-house data operations center during the fourth quarter of 2015 and the closing of our Port Jervis, New York branch during the second quarter of 2016. The increase in data processing was largely due to the costs associated with the outsourcing of core processing systems and higher costs related to the Company’s growth and introduction of new products and services during 2016.

Financial Condition

At September 30, 2016, the Company’s total assets were $809.0 million, an increase of $124.5 million, or 18.2%, as compared to total assets of $684.5 million at December 31, 2015. The increase in total assets was largely driven by growth in loans receivable of $119.8 million, or 22.1%.

Total loans receivable, net of unearned income, increased $119.8 million, or 22.1%, to $663.3 million at September 30, 2016, as compared to $543.4 million at December 31, 2015. During the nine months ended September 30, 2016, the Company had $163.5 million in commercial loan production, which was partly offset by $8.6 million in commercial loan payoffs.

The Company’s total deposits increased $107.1 million, or 20.7%, to $624.9 million at September 30, 2016, from $517.9 million at December 31, 2015. The growth in deposits was due to increases in both interest bearing deposits of $67.1 million, or 15.6%, and non-interest bearing deposits of $40.0 million, or 45.9%, at September 30, 2016, as compared to December 31, 2015. Additionally there was an increase in borrowings of $6.8 million, or 7.2%, to $102.5 million at September 30, 2016 from $95.7 million at December 31, 2015 due to substantial loan growth. Included in the aforementioned deposit total is $46.9 million in deposit balances with a cost of 0.59% attributed to our newest branch in Oradell, New Jersey, which opened in the beginning of March, 2016. Also, included is $69.0 million in deposit balances with a cost of 0.42% attributed to our branch in Astoria, New York, which opened in Mid-March of 2015.

At September 30, 2016, the Company’s total stockholders’ equity was $58.6 million, an increase of $4.7 million when compared to December 31, 2015. The increase was largely due to net income for the nine months ended September 30, 2016. At September 30, 2016, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 8.98%, 11.02%, 11.99% and 11.02%, respectively, all in excess of the ratios required to be deemed “well-capitalized.” During the quarter ended September 30, 2016 the Company entered into an unsecured revolving line of credit (“LOC”), in the amount of $5 million, with a floating rate of prime plus 50 basis points and a fee of 25 basis points. The LOC funds were contributed to the Bank’s capital in the third quarter of 2016.

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 1.13% at September 30, 2016 from 1.49% at December 31, 2015. NPAs decreased $1.1 million, or 10.8%, to $9.1 million at September 30, 2016, as compared to $10.2 million at December 31, 2015. Non-accrual loans decreased $729 thousand, or 13.7%, to $4.6 million at September 30, 2016, as compared to $5.3 million at December 31, 2015. The top five non-accrual loan relationships total $3.0 million, which equates to 64.8% of total non-accrual loans and 32.6% of total NPAs at September 30, 2016. The remaining non-accrual loans at September 30, 2016 have an average loan balance of $85 thousand. Loans past due 30 to 89 days increased $4.8 million to approximately $7.6 million at September 30, 2016, as compared to $2.8 million at December 31, 2015. Included in the $4.8 million increase was $3.5 million in matured loans, of which $2.6 million were renewed in the fourth quarter of 2016.

The Company continues to actively market its foreclosed real estate properties, which decreased $349 thousand to $3.0 million at September 30, 2016, as compared to $3.4 million at December 31, 2015. At September 30, 2016, the Company’s foreclosed real estate properties had an average carrying value of approximately $300 thousand per property.

The allowance for loan losses increased by $741 thousand, or 13.3%, to $6.3 million, or 0.95% of total loans, at September 30, 2016, compared to $5.6 million, or 1.03% of total loans, at December 31, 2015. The Company recorded $1.1 million in provision for loan losses for the nine months ended September 30, 2016. Additionally, the Company recorded net charge-offs of $313 thousand for the nine months ended September 30, 2016, as compared to $506 thousand in net charge-offs for the nine months ended September 30, 2015. The allowance for loan losses as a percentage of non-accrual loans increased to 138.1% at September 30, 2016 from 105.2% at December 31, 2015.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its eleven branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:   Anthony Labozzetta, President/CEO

   Steven Fusco, SEVP/CFO

   844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				9/30/2016 VS.
	9/30/2016	12/31/2015	9/30/2015	9/30/2015	12/31/2015
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$98,258	$100,610	$100,559	(2.3)%	(2.3)%
Total loans	663,258	543,423	501,203	32.3%	22.1%
Allowance for loan losses	(6,331)	(5,590)	(5,641)	12.2%	13.3%
Total assets	808,987	684,503	644,019	25.6%	18.2%
Total deposits	624,921	517,856	502,509	24.4%	20.7%
Total borrowings and junior subordinated debt	120,387	108,537	84,187	43.0%	10.9%
Total shareholders' equity	58,633	53,941	53,146	10.3%	8.7%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$6,453	$5,414	$5,166	24.9%	19.2%
Provision for loan losses	458	130	1	45,700.0%	252.3%
Total other income	1,774	1,396	1,655	7.2%	27.1%
Total other expenses	5,651	5,198	5,363	5.4%	8.7%
Income before provision for income taxes (tax equivalent)	2,118	1,482	1,457	45.4%	42.9%
Provision for income taxes	696	450	390	78.5%	54.7%
Taxable equivalent adjustment (a)	105	119	116	(9.5)%	(11.8)%
Net income	$1,317	$913	$951	38.5%	44.2%

Net income per common share - Basic	$0.28	$0.20	$0.21	33.3%	40.0%
Net income per common share - Diluted	$0.28	$0.20	$0.21	33.3%	40.0%

Return on average assets	0.66%	0.55%	0.60%	8.9%	19.7%
Return on average equity	9.06%	6.79%	7.22%	25.4%	33.5%
Efficiency ratio (b)	69.58%	77.69%	79.99%	(13.0)%	(10.4)%
Net interest margin (tax equivalent)	3.34%	3.39%	3.43%	(2.6)%	(1.5)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.25	1.24	1.24	1.0%	1.0%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$18,109		$15,111	19.8%
Provision for loan losses	1,054		506	108.3%
Total other income	6,124		5,057	21.1%
Total other expenses	16,859		15,355	9.8%
Income before provision for income taxes (tax equivalent)	6,320		4,307	46.7%
Provision for income taxes	2,022		1,190	69.9%
Taxable equivalent adjustment (a)	298		330	(9.7)%
Net income	$4,000		$2,787	43.5%

Net income per common share - Basic	$0.87		$0.61	42.6%
Net income per common share - Diluted	$0.86		$0.61	41.0%

Return on average assets	0.71%		0.60%	17.5%
Return on average equity	9.41%		7.10%	32.6%
Efficiency ratio (b)	70.44%		77.40%	(9.0)%
Net interest margin (tax equivalent)	3.37%		3.47%	(2.9)%
Avg. interest earning assets/Avg. interest bearing liabilities	1.24		1.22	1.7%

SHARE INFORMATION:
Book value per common share	$12.37	$11.61	$11.44	8.1%	6.5%
Tangible book value per common share	11.77	11.00	10.83	8.6%	7.0%
Outstanding shares- period ending	4,741,720	4,646,238	4,645,387	2.1%	2.1%
Average diluted shares outstanding (year to date)	4,633,473	4,591,822	4,591,700	0.9%	0.9%

CAPITAL RATIOS:
Total equity to total assets	7.25%	7.88%	8.25%	(12.2)%	(8.0)%
Leverage ratio (c)	8.98%	9.45%	9.82%	(8.6)%	(5.0)%
Tier 1 risk-based capital ratio (c)	11.02%	11.74%	12.39%	(11.1)%	(6.1)%
Total risk-based capital ratio (c)	11.99%	12.79%	13.52%	(11.3)%	(6.3)%
Common equity Tier 1 capital ratio (c)	11.02%	11.74%	12.39%	(11.1)%	(6.1)%

ASSET QUALITY:
Non-accrual loans	$4,583	$5,312	$5,682	(19.3)%	(13.7)%
Loans 90 days past due and still accruing	386	-	-	-%	-%
Troubled debt restructured loans ("TDRs") (d)	1,142	1,553	1,562	(26.9)%	(26.5)%
Foreclosed real estate	3,005	3,354	3,335	(9.9)%	(10.4)%
Non-performing assets ("NPAs")	$9,116	$10,219	$10,579	(13.8)%	(10.8)%

Foreclosed real estate, criticized and classified assets	$19,777	$20,778	$20,167	(1.9)%	(4.8)%
Loans past due 30 to 89 days	$7,580	$2,823	$2,436	211.2%	168.5%
Charge-offs, net (quarterly)	$115	$181	$112	2.7%	(36.5)%
Charge-offs, net as a % of average loans (annualized)	0.07%	0.14%	0.09%	(23.3)%	(49.3)%
Non-accrual loans to total loans	0.69%	0.98%	1.13%	(39.0)%	(29.3)%
NPAs to total assets	1.13%	1.49%	1.64%	(31.4)%	(24.5)%
NPAs excluding TDR loans (d) to total assets	0.99%	1.27%	1.40%	(29.6)%	(22.1)%
Non-accrual loans to total assets	0.57%	0.78%	0.88%	(35.8)%	(27.0)%
Allowance for loan losses as a % of non-accrual loans	138.14%	105.23%	99.28%	39.1%	31.3%
Allowance for loan losses to total loans	0.95%	1.03%	1.13%	(15.2)%	(7.2)%

(a)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	September 30, 2016	December 31, 2015

ASSETS
Cash and due from banks	$4,355	$2,914
Interest-bearing deposits with other banks	8,055	3,206
Cash and cash equivalents	12,410	6,120

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	91,630	93,776
Securities held to maturity	6,628	6,834
Federal Home Loan Bank Stock, at cost	5,633	5,165

Loans receivable, net of unearned income	663,258	543,423
Less: allowance for loan losses	6,331	5,590
Net loans receivable	656,927	537,833

Foreclosed real estate	3,005	3,354
Premises and equipment, net	8,945	8,879
Accrued interest receivable	1,797	1,764
Goodwill	2,820	2,820
Bank-owned life insurance	12,749	12,524
Other assets	6,343	5,334

Total Assets	$808,987	$684,503

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$127,198	$87,209
Interest bearing	497,723	430,647
Total Deposits	624,921	517,856

Borrowings	107,500	95,650
Accrued interest payable and other liabilities	5,046	4,169
Junior subordinated debentures	12,887	12,887

Total Liabilities	750,354	630,562

Total Stockholders' Equity	58,633	53,941

Total Liabilities and Stockholders' Equity	$808,987	$684,503

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME
Loans receivable, including fees	$6,971	$5,390	$19,575	$15,837
Securities:
Taxable	396	321	1,116	890
Tax-exempt	201	231	592	660
Interest bearing deposits	7	1	17	8
Total Interest Income	7,575	5,943	21,300	17,395

INTEREST EXPENSE
Deposits	619	448	1,830	1,302
Borrowings	508	390	1,393	1,150
Junior subordinated debentures	100	55	266	162
Total Interest Expense	1,227	893	3,489	2,614

Net Interest Income	6,348	5,050	17,811	14,781
PROVISION FOR LOAN LOSSES	458	1	1,054	506
Net Interest Income after Provision for Loan Losses	5,890	5,049	16,757	14,275

OTHER INCOME
Service fees on deposit accounts	245	230	726	656
ATM and debit card fees	190	198	577	573
Bank owned life insurance	74	78	225	235
Insurance commissions and fees	1,090	955	3,850	2,846
Investment brokerage fees	(10)	40	67	103
Gain on securities transactions	89	11	361	267
(Loss) on disposal of fixed assets	-	-	(19)	8
Other	96	143	337	369
Total Other Income	1,774	1,655	6,124	5,057

OTHER EXPENSES
Salaries and employee benefits	3,243	2,919	9,672	8,488
Occupancy, net	463	410	1,399	1,330
Data processing	529	468	1,626	1,251
Furniture and equipment	248	221	764	645
Advertising and promotion	63	65	254	225
Professional fees	219	161	570	480
Director fees	159	105	378	418
FDIC assessment	138	120	379	368
Insurance	67	69	213	189
Stationary and supplies	47	49	149	154
Loan collection costs	24	19	109	175
Expenses and write-downs related to foreclosed real estate	98	277	317	476
Other	353	480	1,029	1,156
Total Other Expenses	5,651	5,363	16,859	15,355

Income before Income Taxes	2,013	1,341	6,022	3,977
INCOME TAX EXPENSE	696	390	2,022	1,190
Net Income	$1,317	$951	$4,000	$2,787

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains on available for sale securities arising during the period	$(575)	$1,024	$1,986	$174
Fair value adjustments on derivatives	190	-	(1,359)	-
Reclassification adjustment for net gain on securities transactions included in net income	(89)	(11)	(361)	(267)
Income tax related to items of other comprehensive income (loss)	190	(405)	(106)	37
Other comprehensive income, net of income taxes	(284)	608	160	(56)
Comprehensive income	$1,033	$1,559	$4,160	$2,731

EARNINGS PER SHARE
Basic	$0.28	$0.21	$0.87	$0.61
Diluted	$0.28	$0.21	$0.86	$0.61

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$31,849	$306	3.81%	$34,371	$347	4.01%
Taxable	71,496	396	2.20%	69,546	321	1.83%
Total securities	103,345	702	2.69%	103,917	668	2.55%
Total loans receivable (1) (4)	652,766	6,971	4.24%	487,545	5,390	4.39%
Other interest-earning assets	9,445	7	0.29%	6,236	1	0.06%
Total earning assets	765,556	7,680	3.98%	597,698	6,059	4.02%

Non-interest earning assets	41,759			37,918
Allowance for loan losses	(6,141)			(5,677)
Total Assets	$801,174			$629,939

Sources of Funds:
Interest bearing deposits:
NOW	$144,840	$78	0.21%	$129,487	$57	0.17%
Money market	37,881	39	0.41%	18,504	10	0.21%
Savings	137,455	72	0.21%	138,020	70	0.20%
Time	166,847	430	1.02%	120,397	311	1.02%
Total interest bearing deposits	487,023	619	0.50%	406,408	448	0.44%
Borrowed funds	111,493	508	1.81%	62,586	390	2.47%
Junior subordinated debentures	12,887	100	3.07%	12,887	55	1.69%
Total interest bearing liabilities	611,403	1,227	0.80%	481,881	893	0.74%

Non-interest bearing liabilities:
Demand deposits	126,783			91,454
Other liabilities	4,843			3,934
Total non-interest bearing liabilities	131,626			95,388
Stockholders' equity	58,145			52,670
Total Liabilities and Stockholders' Equity	$801,174			$629,939

Net Interest Income and Margin (5)		6,453	3.34%		5,166	3.43%
Tax-equivalent basis adjustment		(105)			(116)
Net Interest Income		$6,348			$5,050

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$30,402	$890	3.91%	$33,050	$990	4.00%
Taxable	70,195	1,116	2.12%	63,765	890	1.87%
Total securities	100,597	2,006	2.66%	96,815	1,880	2.60%
Total loans receivable (1) (4)	607,044	19,575	4.31%	478,151	15,837	4.43%
Other interest-earning assets	9,154	17	0.25%	7,396	8	0.14%
Total earning assets	716,795	21,598	4.02%	582,362	17,725	4.07%

Non-interest earning assets	40,063			37,958
Allowance for loan losses	(5,894)			(5,719)
Total Assets	$750,964			$614,601

Sources of Funds:
Interest bearing deposits:
NOW	$142,911	$229	0.21%	$128,686	$162	0.17%
Money market	34,902	105	0.40%	16,332	23	0.19%
Savings	138,174	214	0.21%	139,828	212	0.20%
Time	157,235	1,282	1.09%	117,025	905	1.03%
Total interest bearing deposits	473,222	1,830	0.52%	401,871	1,302	0.43%
Borrowed funds	89,803	1,393	2.07%	61,179	1,150	2.51%
Junior subordinated debentures	12,887	266	2.75%	12,887	162	1.68%
Total interest bearing liabilities	575,912	3,489	0.81%	475,937	2,614	0.73%

Non-interest bearing liabilities:
Demand deposits	113,504			82,391
Other liabilities	4,890			3,926
Total non-interest bearing liabilities	118,394			86,317
Stockholders' equity	56,658			52,347
Total Liabilities and Stockholders' Equity	$750,964			$614,601

Net Interest Income and Margin (5)		18,109	3.37%		15,111	3.47%
Tax-equivalent basis adjustment		(298)			(330)
Net Interest Income		$17,811			$14,781

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP

Segment Reporting

(Dollars In Thousands)

(Unaudited)

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$6,348	$-	$6,348	$5,050	$-	$5,050
Other income from external sources	707	1,067	1,774	694	961	1,655
Depreciation and amortization	282	8	290	245	4	249
Income before income taxes	1,848	165	2,013	1,168	173	1,341
Income tax expense (1)	630	66	696	321	69	390
Total assets	803,032	5,955	808,987	639,563	4,456	644,019

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Banking and			Banking and
	Financial	Insurance		Financial	Insurance
	Services	Services	Total	Services	Services	Total
Net interest income from external sources	$17,811	$-	$17,811	$14,781	$-	$14,781
Other income from external sources	2,274	3,850	6,124	2,195	2,862	5,057
Depreciation and amortization	815	21	836	731	15	746
Income before income taxes	4,918	1,104	6,022	3,376	601	3,977
Income tax expense (1)	1,580	442	2,022	950	240	1,190
Total assets	803,032	5,955	808,987	639,563	4,456	644,019

(1) Calculated at statutory tax rate of 40%